Exhibit 10.33

CRYPTOCURRENCY PURCHASE & SALE AGREEMENT

This CRYPTOCURRENCY PURCHASE AGREEMENT (this “Agreement”), is made and entered into on January 23, 2021, by and between Galaxy Digital Trading Cayman LLC, a Cayman Islands exempted limited partnership and having a business address at 101 Hudson Street Fl 21, Jersey City NJ 07302 (“Galaxy”), and Athena Bitcoin Inc,, a Corporation organized under the laws of Delaware and having a business address at 1332 N Halsted St, Chicago, IL 60642 (“Counterparty”, and together with Galaxy, the “Parties” and each a “Party”).

WHEREAS, the Parties desire to enter into periodic Purchase & Sale Orders (referred to herein as “Orders”) for the purchase and sale of cryptocurrency as set forth herein and therein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

SALE AND PURCHASE OF THE PURCHASED CRYPTOCURRENCY

Section 1.1 Orders. During the term of this Agreement and during Normal Market Conditions and pursuant to the defined Threshold herein, the Counterparty may submit an Order electronically to Galaxy, through the API or the Galaxy G-OTC Interface, on any given Trade Date. Upon receipt of the Order, Galaxy will electronically deliver details concerning the status of the Order and any relevant information (the “Confirmation” or “Confirmations”)1. With regards to filled Orders, the Confirmation(s) to the Counterparty will include the applicable cryptocurrency pair, side of market, Transaction Price, Transaction Time and Fill Quantity at which point the Order will be deemed to be agreed upon and become binding on both Parties at the time sent (“Completed Orders”).

Section 1.2 Settlement.

(a)          On each Trade Date, at 3PM ET, Galaxy will provide a report through email communication that identifies a summary of all Completed Orders and the Total Net Amount, in either cryptocurrency or cash, required to settle such Completed Orders (referred to herein as the “Settlement Summary”). Unless otherwise agreed, within one (1) hour of receiving the Settlement Summary from Galaxy (the “Counterparty Settlement Window”), Counterparty shall initiate the transfer of the cryptocurrency or cash, as applicable, to Galaxy’s wallet or bank account, as applicable, as provided by Galaxy. Such cryptocurrency or cash shall be delivered as promptly as reasonably possible. The delivery will be complete once (a) in the case of cryptocurrency, the transaction is verified by the relevant number of confirmations from the blockchain for the applicable cryptocurrency as reasonably determined by Galaxy, and the assets are available to

________________

1 With regards to the Galaxy G-OTC Interface, the Confirmation of Orders will be identified under the Execution section of the platform.

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Galaxy in its designated digital wallet or (b) in the case of cash, the cash is available to Galaxy in its designated bank account.

(b)          Notwithstanding Section 1.2(a) and subject to Galaxy’s approval, Counterparty may elect to settle its Completed Orders prior to the time identified in Section 1.2(a) above by contacting Galaxy Operations at GalaxyOps@galaxydigital.io. The delivery will be complete once (a) in the case of cryptocurrency, the transaction is verified by the relevant number of confirmations from the blockchain for the applicable cryptocurrency as reasonably determined by Galaxy, and the assets are available to Galaxy in its designated digital wallet or (b) in the case of cash, the cash is available to Galaxy in its designated bank account. Any settled Completed Orders will be appropriately reflected in the Settlement Summary.

(c)          Should the Counterparty fail to initiate the transfer of the cryptocurrency or cash within the Counterparty Settlement Window and pursuant to Section 1.2(a), then Counterparty shall be assessed an “Additional Settlement Payment” on an ongoing, daily basis. For the avoidance of doubt, the Additional Settlement Payment will be assessed immediately after the end of the Counterparty Settlement Window and thereafter on the twenty-four (24) hour anniversary of the end of the Counterparty Settlement Window.

(d)          Following the delivery in accordance with Section 1.2(a), Galaxy shall initiate the transfer of cryptocurrency or cash, as applicable, to Counterparty’s wallet or bank account, as applicable, as provided by Counterparty. Counterparty acknowledges that Galaxy’s delivery may be delayed to any digital wallets or bank accounts that have not been pre-cleared by Galaxy in advance. Once Galaxy’s delivery is complete, the Completed Order is finally and irrevocably settled.

(e)           If a Party (a “defaulting Party”) fails to settle the relevant Completed Order in accordance with Sections 1.2(a), 1.2(b) or 1.2(c) above, disavows or repudiates any Completed Order or becomes insolvent or files for or enters bankruptcy or receivership proceedings as the debtor, then the other Party (the “non-defaulting Party”) may liquidate, close-out, cancel and/or terminate all Transactions (but not less than all). Any proceeds obtained from the liquidation of Transactions shall be applied to the discharge of the defaulting Party’s obligations to the non-defaulting Party. In lieu of liquidating one or more positions, the non-defaulting Party may elect to reasonably determine in good faith its total losses and costs (or gains, in which case expressed as a negative number) in connection with such Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of the non-defaulting Party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing of any covering transaction, hedge or related trading position (or any gain resulting from any of them) and calculate amounts owed by the defaulting Party by taking into account such determination. The non-defaulting Party may also set-off, net, and recoup any obligations (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation) to the defaulting Party against any obligations (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation) to the non-defaulting Party.

Section 1.3 Term

(a)          In the event a Completed Order(s) is not settled within the Counterparty Settlement Window, Galaxy shall have the right to terminate such Completed Order(s) in Galaxy’s sole discretion.

(b)          Galaxy shall have the right to determine if an Order was initiated during Normal Market Conditions and may terminate such Purchase Order in Galaxy’s sole discretion.

(c)         In the event a Threshold is exceeded, Galaxy shall have the right to amend the Transaction Price of an Order or terminate such Order in Galaxy’s sole discretion.

(d)         This Agreement shall remain in effect until terminated in writing by either Party, however, that any termination shall not affect the Parties’ obligations with respect to any completed Orders entered into prior to such termination.

Section 1.4 Errors

(a)          Errors may sometimes occur and such errors may impact the result of a given transaction. Galaxy reserves the right to reasonably determine whether an incorrect price results in an erroneous transaction. Erroneous transactions include but are not limited to (i) Transaction Prices that are significantly different than prevailing market prices at the Transaction Time; and (ii) Transaction Prices resulting from executions where Galaxy’s bid was greater than its offer at the same Transaction Time. Galaxy shall notify the Counterparty within twenty-four (24) hours from the time of the corresponding Confirmation if an erroneous transaction is identified. Galaxy, within its sole discretion, may reasonably declare the transaction null and void or both Parties may agree to modify the transaction.

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(b)          Should a Counterparty identify an erroneous transaction, Counterparty must notify Galaxy of such error within twenty-four (24) hours from the time of the corresponding Confirmation. Galaxy, within its sole discretion, may determine whether an erroneous transaction occurred and may declare the transaction null and void or both Parties may agree to modify the transaction.

(c)          Galaxy will immediately notify Counterparty via email to trading@athenabitcoin.com in the event of any system failure, data feed error, interruption, delay, or other circumstance resulting in the inability to provide accurate pricing. After such email communication has been sent by Galaxy, Counterparty agrees that Galaxy will not be required to honor Transaction Price terms for any Completed Orders and that any resulting transaction is null and void. Galaxy will communicate to Counterparty once the issue is resolved and will resume honoring Transaction Prices thereafter.

ARTICLE II.

DEFINITIONS

Section 2.1       In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article II:

“Additional Settlement Payment” shall mean 5bps on the outstanding notional amount of Completed Orders not settled within the Counterparty Settlement Window, in either the native currency of the relevant transactions or in USD, as determined in Galaxy’s sole discretion.

“Cryptocurrency Network” shall mean the peer-to-peer computer network that governs the transfer of the applicable cryptocurrency.

“Fill Quantity” shall mean the number of cryptocurrency sold or purchased.

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

“Foreign Shell Bank” shall mean a Foreign Bank without a Physical Presence in any country, but does not include a regulated affiliate.

“Liens” shall mean security interests, liens, mortgages, hypothecations, pledges, claims (pending or threatened), rights of first refusal, charges, escrows, encumbrances or similar rights.

“Non-Cooperative Jurisdiction” shall mean any country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of non-cooperative countries and territories.

“Normal Market Conditions” shall mean that any cryptocurrency that is purchased or sold is not subject to unusually large price fluctuations, including but not limited to a five (5) percent Reference Price change within one (1) hour.

“OFAC” shall mean the United States Office of Foreign Assets Control. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/offices/enforcement/ofac/.

“Order” shall mean each transmission of the purchase or sale of a cryptocurrency sent by the Counterparty to Galaxy, set forth in Section 1.1 herein and incorporated herein by reference, setting forth, among other things, the market bias, the number, type and price of such cryptocurrency.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, trust, estate or other entity, either individually or collectively.

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“Physical Presence” shall mean a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

“Reference Price” shall mean the equal-weighted average price on multiple, reputable exchanges. Galaxy, within its sole discretion, shall determine which exchanges are used for the Reference Price calculation.

“Settlement Date” shall mean, with respect to any Purchase, the date designated as such in the Purchase Order relating to such Purchase.

“Threshold” shall mean amount set forth in Appendix A.

"Total Net Amount" shall mean if the Parties enter into two or more outstanding Completed Orders with each other in a given settlement period, then: (a) the Party obligated to deliver the greater amount of a given cryptocurrency across any such Completed Orders will deliver the net outstanding balance of such cryptocurrency; and (b) the Party obligated to deliver the greater amount of cash across any such Completed Orders will deliver the net outstanding balance of cash.

“Trade Date” shall mean that Galaxy will honor Transaction Price terms every day of the week, 23.5 hours a day. Please note that Galaxy will not honor Transaction Price terms during its downtime maintenance window from 5:00 PM ET through 5:30 PM ET, daily.

“Transaction Price” shall mean the Price per applicable cryptocurrency set forth in a Completed Order.

REPRESENTATIONS AND WARRANTIES

Section 2.2 Galaxy represents and warrants to Counterparty, as of the date hereof and on each Settlement Date:

(a)          Galaxy is a limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands. Galaxy has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Galaxy of this Agreement, the performance by Galaxy of its obligations hereunder and the consummation by Galaxy of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Galaxy.

(b)          This Agreement has been duly executed and delivered by Galaxy and (assuming due authorization, execution and delivery by Counterparty), this Agreement constitutes a valid and legally binding obligation of Galaxy, enforceable against Galaxy in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally.

(c)          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will conflict with, violate constitute a default under (i) any of Galaxy’s organizational documents, (ii) any statute, regulation, rule, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Galaxy is subject or by which any of its assets or properties are bound, or (iii) any agreement, debt or other instrument to which Galaxy is a party or by which any of its assets or properties are bound.

(d)          Neither Galaxy, nor any Person who controls Galaxy or any Person for whom Galaxy is acting as an agent or nominee, as applicable (1) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time; (2) is a Foreign Shell Bank; or (3) resides in or whose subscription funds are transferred from or through an account in a Non-Cooperative Jurisdiction.

(e)          With respect to any Counterparty Purchased Cryptocurrency that Galaxy sells, transfers and delivers to Counterparty in any Purchase Order, Galaxy is the lawful owner of such Counterparty Purchased Cryptocurrency with good and marketable title thereto, free and clear of any and all Liens, and Galaxy has the absolute right to sell, assign, convey, transfer and deliver such Counterparty Purchased Cryptocurrency. Upon consummation of such purchase, Counterparty will be vested with good and valid title to such Counterparty Purchased Cryptocurrency free and clear of any and all Liens.

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(f)           Galaxy is the lawful owner of each Galaxy Wallet and has good title thereto. Each Galaxy Wallet is owned and operated solely for the benefit of Galaxy, and no Person, other than Galaxy, has any right, title or interest in any Galaxy Wallet.

(g)          Galaxy agrees, understands and acknowledges that (i) Counterparty engages in the bilateral purchase and sale of cryptocurrencies, including any such transaction contemplated by this Agreement, solely on a proprietary basis for investment purposes for its own account; (ii) if Counterparty transacts with Galaxy it does so solely on a bilateral basis; and (iii) Counterparty is not providing and will not provide any fiduciary, advisory, exchange or other similar services with respect to Galaxy, any person related to or affiliated with Galaxy, or any transaction subject to this Agreement. Galaxy further agrees, represents and warrants that (x) Galaxy is solely responsible for any decision to enter into a transaction subject to this Agreement, including the evaluation of any and all risks related to any such transaction; and (y) in entering into any such transaction, Galaxy has not relied on any statement or other representation of Counterparty other than as expressly set forth herein.

(h)         Galaxy represents (which representations will be deemed to be repeated by it at all times until termination of this Agreement) that it is an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended.

Section 2.3 Counterparty hereby represents and warrants to Galaxy, as of the date hereof and on each Settlement Date:

(a)         Counterparty is a Corporation duly organized, validly existing and in good standing under the laws of Delaware. Counterparty has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Counterparty of this Agreement, the performance by Counterparty of its obligations hereunder and the consummation by Counterparty of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Counterparty.

(b)          This Agreement has been duly executed and delivered by Counterparty and (assuming due authorization, execution and delivery by Galaxy), this Agreement constitutes a valid and legally binding obligation of Counterparty, enforceable against Counterparty in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally.

(c)          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will conflict with, violate or constitute a default under (i) any of Counterparty’s organizational documents, (ii) any statute, regulation, rule, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Counterparty is subject or by which any of its assets or properties are bound, or (iii) under any agreement, debt or other instrument to which Counterparty is a party or by which any of its assets or properties are bound.

(d)          Neither Counterparty, nor any Person who controls Counterparty or any Person for whom Counterparty is acting as an agent or nominee, as applicable (1) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time; (2) is a Foreign Shell Bank; or (3) resides in or whose subscription funds are transferred from or through an account in a Non-Cooperative Jurisdiction.

(e)          With respect to any Galaxy Purchased Cryptocurrency, Counterparty sells, transfers and delivers to Galaxy in any Purchase Order, Counterparty is the lawful owner of such Galaxy Purchased Cryptocurrency with good and marketable title thereto, free and clear of any and all Liens and Counterparty has the absolute right to sell, assign, convey, transfer and deliver such Galaxy Purchased Cryptocurrency. Upon consummation of such purchase, Galaxy will be vested with good and valid title to such Galaxy Purchased Cryptocurrency is free and clear of any and all Liens.

(f)          Counterparty is the lawful owner of each Counterparty Wallet, and has good title thereto. Each Counterparty Wallet is owned and operated solely for the benefit of Counterparty, and no Person, other than Counterparty, has any right, title or interest in any Counterparty Wallet.

(g)          Counterparty agrees, understands and acknowledges that (i) Galaxy engages in the bilateral purchase and sale of cryptocurrencies, including any such transaction contemplated by this Agreement, solely on a proprietary basis for investment purposes for its own account; (ii) if Galaxy transacts with Counterparty it does so solely on a bilateral basis; and (iii) Galaxy is not providing and will not provide any fiduciary, advisory, exchange or other similar services with respect to Counterparty, any person related to or affiliated with Counterparty, or any transaction subject to this Agreement. Counterparty further agrees, represents and warrants that (x) Counterparty is solely responsible for any decision to enter into a transaction subject to this Agreement, including the evaluation of any and all risks related to any such transaction; and (y) in entering into any such transaction, Counterparty has not relied on any statement or other representation of Galaxy other than as expressly set forth herein.

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(h)         Counterparty represents (which representations will be deemed to be repeated by it at all times until termination of this Agreement) that it is an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended.

ARTICLE III.

LIMITATION OF LIABILITY; INDEMNITY

Section 3.1 Limitation of Liability. Galaxy Digital shall have no liability: (i) with respect to any breach of this Agreement which does not arise from its bad faith or gross negligence, (ii) for any act or omission (including insolvency) or delay of any third party, including any bank, digital wallet provider or digital currency exchange or any of their agents or subcontractors, (iii) for any interruption or delays of service, system failure, or errors in the design or functioning of any electronic system, or (iv) for any consequential, indirect, incidental, or any similar damages (even if informed of the possibility or likelihood of such damages).

Section 3.2 Indemnity. Counterparty will indemnify, defend and hold Galaxy Digital harmless together with its officers, directors, members, affiliates, employees, agents and licensors (the “Indemnified Parties”) from and against all losses, liabilities, judgments, proceedings, claims, damages and costs (including attorneys’ fees) resulting from any third-party action related to: (i) Counterparty’s breach of the terms of this Agreement, (ii) Counterparty’s violation of any applicable law, rule or regulation, (iii) Galaxy Digital’s reliance on any instruction (in whatever form delivered) which it reasonably believed to have been given by Counterparty, or (iv) other acts or omissions in connection with the execution of Transactions with Galaxy Digital. Counterparty will not, settle any matter without Galaxy Digital’s prior written consent of unless such settlement contains a full release of the Indemnified Parties and does not otherwise require an admission of liability by any Indemnified Party. For the avoidance of doubt, this indemnity provision shall survive any termination of this Agreement.

ARTICLE IV.

MISCELLANEOUS

Section 4.1 Amendments; Waivers. The provisions of this Agreement may be amended only if the other Party has consented in writing to such amendment, action or omission. No such consent with respect to any such action or omission shall operate as a consent to, waiver of, or estoppel with respect to, any other or subsequent action or omission. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or at equity.

Section 4.2 Assignment; Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, and permitted assigns. Counterparty may not assign or delegate its rights or obligations hereunder without the prior written consent of Galaxy, which may be withheld in Galaxy’s sole discretion.

Section 4.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 4.4 Descriptive Headings and Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless otherwise indicated, references to Articles and Sections herein are references to Articles and Sections of this Agreement.

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Section 4.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled solely and exclusively by binding arbitration in the State of New York, County of New York administered by JAMS. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions to such rules if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each Party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity. IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE THEN EACH PARTY, (i) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES, AND (ii) SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND EACH PARTY AGREES NOT TO INSTITUTE ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT IN ANY OTHER JURISDICTION. Each Party irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in the courts referred to in this Section 4.5.

Section 4.6 Confidentiality. Each of Galaxy and Counterparty hereby agrees to not disclose, and to otherwise keep confidential, the transactions contemplated hereby, the existence or nature of any relationship between the Parties, the name of the other Party or the fact that the Parties engaged in any transaction (“Confidential Information”), provided, however, that each Party may disclose Confidential Information to its directors, officers, members, employees, agents, affiliates, and professional advisers or to financial institutions providing services to a Party in connection with any applicable anti-money laundering or compliance requirements . If either Party is required by law, rule or regulation, to disclose such information (the “Required Party”), the Required Party will, to the extent legally permissible, provide the other Party (the “Subject Party”) with prompt written notice of such requirement so that such Subject Party may seek (at its sole cost and expense) an appropriate protective order or waive compliance with this Section 4.6. The Subject Party shall promptly respond to such request in writing by either authorizing the disclosure or advising of its election to seek such a protective order, or, if such Subject Party fails to respond promptly (or responds promptly but either waives compliance with this Section 4.6, or a protective order is not obtained), then, such disclosure shall be deemed approved, and the Required Party may disclose that portion of the Confidential Information that is required to be disclosed by applicable law. The confidentiality obligations set forth in this Section 4.6 shall survive the termination or expiration of this Agreement.

Section 4.7 Entire Agreement. This Agreement and each Purchase Order executed on or after the date hereof contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, among the Parties with respect thereto.

Section 4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument. Transmission by telecopy, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

Section 4.9 Notices, Consents, etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by either of the Parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (iii) delivered by a recognized overnight courier service or (iv) sent via email, to the Parties, at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)   If to Galaxy, to:

Galaxy Digital Trading Cayman LLC

101 Hudson Street Fl 21,

Jersey City NJ 07302

Attention: Joe McGrady

Email: GalaxyOps@galaxydigital.io

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(b)      If to Counterparty, to:

Athena Bitcoin, Inc.

1332 N Halsted Ave Ste 403

Chicago, IL 60642

Attention: Gilbert Valentine

Email: gil@athenabitcoin.com

Date of service of such notice shall be (w) the date such notice is personally delivered or sent by email, (x) three (3) business days after the date of mailing if sent by certified or registered mail, or (y) one (1) business day after date of delivery to the overnight courier if sent by overnight courier.

Section 4.10 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

GALAXY DIGITAL TRADING CAYMAN LLC

By: /s/ Joe McGrady
Name: Joe McGrady
Title: Director of Operations

COUNTERPARTY:

ATHENA BITCOIN,INC.

By: /s/ Eric Gravengaard
Name: ERIC GRAVENGAARD
Title: CEO

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APPENDIX A

On January 23, 2021 , the Parties agree that the Threshold Amount for Athena Bitcoin Inc (”Counterparty”) shall mean that Athena Bitcoin Inc (“Counterparty”) may send no more than USD $500,000 with regards to an Order. Any unsettled Completed Orders will be deprecated from the Counterparty’s Threshold amount.

GALAXY DIGITAL TRADING CAYMAN LLC

By: /s/ Joe McGrady
Name: Joe McGrady
Title: Director of Operations

COUNTERPARTY:

ATHENA BITCOIN,INC.

By: /s/ Eric Gravengaard
Name: ERIC GRAVENGAARD
Title: (CEO)

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